EXHIBIT 21

To Form 10-SB Registration Statement

SUBSIDIARIES OF FIDELITY CAPITAL CONCEPTS LIMITED

November 28, 2003

Kim Allan Silk Corp. is a wholly owned subsidiary of Fidelity Capital Concepts Limited.  Kim Allan Silk Corp. is incorporated in the Province of British Columbia, Canada and conducts business under the name Kim Allan Silk Corp.